EXHIBIT 99.1
Company Contact:
Stephen A. Heit
201-528-8200
FOR IMMEDIATE RELEASE

CCA Industries, Inc. Reports Net Loss for the first Quarter Ended February 28, 2018

LYNDHURST, N.J., April 16, 2018 -- CCA Industries, Inc. (NYSE AMERICAN: "CAW"), announced today its first quarter results for the period ended February 28, 2018. The results can be found on the chart below.
As the Company reported last week, it incurred a loss in the first quarter of fiscal 2018 due to unusual factors:

•
Changes in the tax law that were enacted effective January 1, 2018 lowered the Company's effective tax rate from approximately 36% to 24% resulting in the Company revaluing its deferred tax assets. The change in the effective tax rate resulted in the Company recording an additional tax expense of approximately $3,150,000 in the first quarter of fiscal 2018. This tax expense is a non-cash item and will not have any effect on the Company's current cash flow.

•
Entering into a new credit agreement with PNC Bank, National Association on February 5, 2018, and paying off the balance of the revolving loan with its previous lender, CNH Finance Fund I, L.P., resulting in a write-off of the balance of deferred financing fees incurred with the CNH facility and incurring incremental termination charges.

Earnings before interest, taxes, depreciation and amortization (“EBITDA”) was $149,453 in the first quarter of fiscal 2018 as compared to an EBITDA of $472,495 in the same period in fiscal 2017.
Lance Funston, Chief Executive Officer had previously commented in the press release issued on April 9, 2018, “After eight quarters of consistent profits, it is disappointing to report a Q1 loss. Clearly the events that led to the loss are not reoccurring in nature and I believe will strengthen performance in the future.”
The Company previously announced that it would hold its earnings call for the first quarter 2018, which ended February 28, 2018. The earnings call will take place on Tuesday, April 17, 2018 at 2:30pm EDST. All current and prospective investors are invited to attend. The call in number is (866) 393-4306. The earnings call may also be accessed through a live audio web cast at:
https://event.on24.com/wcc/r/1627717/597D477AFA219F0558D5831ECF2157F9
Further information may also be found on the Company’s investor web site: www.ccainvestor.com
The call will be led by Lance T. Funston and Stephen A. Heit, the Company’s Chief Financial Officer. The Company’s officers will be discussing the financial results for the quarter, the Company’s marketing and product sales plans, as well as the Company’s financial position. The investor call will be recorded and posted on the Company’s investor web site www.ccainvestor.com.
CCA Industries, Inc. manufactures and markets health and beauty aids, each under its individual brand name. The products include, principally, “Plus+White” toothpastes and teeth whiteners, “Bikini Zone” medicated topical and shave gels, “Nutra Nail” nail care treatments, “Scar Zone” scar treatment products, “Sudden Change” anti-aging skin care products and “Porcelana” skin care products.

Statements contained in the news release that are not historical facts are forward looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which would cause actual results to differ materially, from estimated results. Such risks and uncertainties are detailed in the Company's filings with the Securities and Exchange Commission. No assurance can be given that the results in any forward-looking statement will be achieved and actual results could be affected by one or more factors, which could cause them to differ materially. For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act.

CCA INDUSTRIES, INC.

	Three Months Ended
	February 28, 2018	February 28, 2017

Revenues	$ 3,998,424	$ 4,269,151

(Loss) income before provision for income taxes	(107,189)	299,392
Provision for income taxes	3,113,470	112,640
Net (loss) income	$ (3,220,659)	$ 186,752

Net (loss) earnings per share:

Basic	$(0.45)	$0.03
Diluted	$(0.45)	$0.03

Weighted average shares outstanding:

Basic	7,126,684	7,006,684
Diluted	7,126,684	7,006,684

Reconciliation of net (loss) income to EBITDA:

Net (loss) income	$ (3,220,659)	$ 186,752
Add back:
Interest expense, net	243,063	151,161
Provision for income taxes	3,113,470	112,640
Depreciation and amortization expense	13,579	21,942
EBITDA	$ 149,453	$ 472,495